Exhibit 99.1

中国北京市朝阳区建国路77号华贸中心3号写字楼34层  邮政编码100025

电话: (86-10) 5809-1000 传真: (86-10) 5809-1100

Date:   , 2019

To:  China Index Holding Limited

Tower A, No. 20 Guogongzhuang Middle Street,

Fengtai District, Beijing, 100070,

The People’s Republic of China

Re:  Opinion on Certain Legal Matters under PRC Law

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”).

We are acting as your PRC legal counsel in connection with the proposed listing and trading (the “Transaction”) of certain number of American depositary shares (the “ADSs”), each representing certain number of ordinary shares of the Company (the “Ordinary Shares”), on the NASDAQ Global Market, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) in relation to the Transaction.

A.                Documents Examined, Definitions and Information Provided

In connection with the furnishing of this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and the PRC Entity (as defined below) and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by PRC governmental authorities and officers of the Company. All of these documents are hereinafter collectively referred to as the “Documents”.

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings as ascribed to them as follows:

1.                  “Government Agency” mean any court, competent government authorities or regulatory bodies or any stock exchange authorities of the PRC;

2.                  “Governmental Authorization” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing,  registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

3.                  “PRC Entities” means the entities listed on Schedule 1 of this opinion and each individually a “PRC Entity”;

4.                  “PRC Subsidiaries” means Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd., Shuntaiduoli Network Technology (Chengdu) Co., Ltd., Shouxiruizhi Commercial Service (Chengdu) Co., Ltd.;

5.                  “VIE Agreements” means the agreements described under the caption “Our Corporate History and Structure” in the Registration Statement among Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd., Beijing Zhong Zhi Hong Yuan Data Information Technology Co., Ltd. and its shareholders;

6.                  “M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly adopted by six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange on August 8, 2006, which became effective on September 8, 2006 and was amended on June 22, 2009.

B.                Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

(a)             all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to their originals;

(b)             the Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(c)              each of the parties to the Documents (other than PRC Entities) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party; and

(d)             all facts and documents which may affect our opinions herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure.

In rendering the following opinions, we state that we are not admitted to practice in any country other than the PRC, and we express no opinion as to any laws other than the laws of the PRC. To the extent, the Registration Statement, or any other document referenced therein or herein, is governed by any law other than that of the PRC, we have assumed that no such other laws would affect the opinion stated herein.

C.                Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, as of the date hereof, we are of the opinion that on the date hereof:

1.                  VIE Agreements.  The VIE Agreements as set forth under the heading “Our Corporate History and Structure”, among Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd., Beijing Zhong Zhi Hong Yuan Data Information Technology Co., Ltd. and its shareholders, currently and immediately after giving effect to the Transaction, is valid, binding and enforceable in accordance with applicable PRC Laws and has been duly authorized, executed and delivered by the PRC Entities and the PRC parties who are parties thereto, and does not result in any violation of PRC Laws currently in effect. There are, however, substantial uncertainties regarding to the interpretation and application of PRC Laws and regulations, and there can be no assurance that the Governmental Agency will take a view that is not contrary to or otherwise different from our opinion stated above.

2.                  M&A Rules.  Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, we are of the opinion that since the PRC Subsidiaries were not established by means of merging with or acquisition directly or indirectly of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no provision in the M&A Rules classifies the contractual arrangement contemplated under the VIE Agreements as a type of acquisition transaction falling under the M&A Rules, we are of the opinion that the issuance and sale of the Ordinary Shares by the Company on the NASDAQ Capital Market, do not require any Governmental Authorization. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws and regulations and there can be no assurance that the Government Agency will ultimately take a view that is consistent with our opinion stated above.

3.                  Enforceability of Civil Procedures.  The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

4.                  Statements in the Prospectus.  To the best of our knowledge after due and reasonable inquiry, the statements set forth in the Registration Statement under the captions “Summary of the Separation and Distribution”, “Risk Factors”, “Enforceability of Civil Liabilities,” “Our Corporate History and Structure”, “The Separation and Distribution”, “Taxation”, “Regulation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has come to our attention, insofar as the PRC Laws are concerned, that causes us to believe that there is any omission which will cause such statements misleading in any material respect.

D.                Qualifications

The foregoing opinion is further subject to the following qualifications:

1.              we express no opinion as to any laws other than the PRC Laws in force on the date of this opinion;

2.              the PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

3.              this opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

4.              this opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name under the captions “Summary of the Separation and Distribution”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Our Corporate History and Structure”, “The Separation and Distribution”, “Taxation”, “Regulation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Jingtian & Gongcheng

Schedule 1

No.	Name	Uniform Social Credit Code	Information
1	Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd. （北京中指实证数据信息技术有限公司）	911101086621550367	A company incorporated under the laws of the PRC with branches in Shanghai, Shenzhen and Chongqing
2	Xinjiang Zhong Zhi Data Information Technology Co., Ltd. （新疆中指数据信息技术有限公司）	91654004MA77KMF199	A subsidiary of Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd. incorporated under the laws of the PRC
3	Beijing Zhong Zhi Xun Bo Data Information Technology Co., Ltd. （北京中指讯博数据信息技术有限公司）	911101085891023751	A subsidiary of Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd. incorporated under the laws of the PRC with branches in Tianjin, Hangzhou, Wuhan and Shanghai
4	Shuntaiduoli Network Technology (Chengdu) Co., Ltd. （顺泰多利网络科技（成都）有限公司）	915101003364126074	A company incorporated under the laws of the PRC
5	Shouxiruizhi Commercial Service (Chengdu) Co., Ltd. （首玺睿智商务服务（成都）有限公司）	91510100336412690P	A company incorporated under the laws of the PRC
6	Beijing Zhong Zhi Hong Yuan Data Information Technology Co., Ltd. （北京中指宏远数据信息技术有限公司）	91110106MA01CR3C4B	A company incorporated under the laws of the PRC, through VIE agreements with Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.